Exhibit 99.1

DESTINATION XL GROUP, INC. APPOINTS JIMMY OLSSON
CHIEF GROWTH OFFICER

CANTON, Mass., September 2, 2026 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and footwear, today announced the appointment of James E. “Jimmy” Olsson as Executive Vice President, Chief Growth Officer.

Mr. Olsson has worked closely with DXL since September 2025 in a consulting capacity, providing him with a strong understanding of the Company's business, customer and growth opportunities. In this newly created role, Mr. Olsson will be responsible for accelerating DXL’s integrated-commerce growth strategy. He will oversee the direct businesses, retail stores, merchandising, planning, global sourcing and brand strategy, with a focus on bolstering DXL's leadership position in the big + tall men’s apparel market.

“Jimmy brings a rare combination of entrepreneurial vision, merchant instinct and proven omnichannel leadership," said Lionel Conacher, Chairman and Interim Chief Executive Officer. "His experience building brands, driving growth and leading teams across merchandising, stores, digital and supply chain makes him exceptionally well suited to help shape DXL's next chapter. Jimmy understands how to put the customer at the center of the business, and I am excited to partner with him to build on our positive momentum and unlock new opportunities for growth.”

"DXL has built a distinctive brand, a loyal customer base and an important leadership position in a market with meaningful opportunity ahead," said Mr. Olsson. "I am honored to join the team and look forward to working across the organization to accelerate our strategy, strengthen the customer experience and bring even greater energy and innovation to how we serve the big + tall customer."

Mr. Olsson has more than two decades of senior executive, growth and merchandising leadership across high-profile apparel and retail brands. Prior to joining DXL, he advised Outerknown, LLC, including serving as its chief growth officer and served as chief growth officer and general manager, on a full-time advisory basis, at Tommy John, Inc., where he spearheaded revenue growth and omnichannel expansion strategies.

Previously, Mr. Olsson was chief executive officer and co-founder of Todd Snyder, leading the business from inception through its acquisition by American Eagle Outfitters, Inc. Earlier in his career, Mr. Olsson was an officer at Walmart, Inc., served as president and chief executive officer of Rip Curl North America, and held senior merchandising and leadership roles at Coach, Inc., American Eagle Outfitters, Inc. and Gap Inc.

Mr. Olsson holds a Bachelor of Science degree in Finance from the University of Massachusetts.

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About Destination XL Group

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Capital Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding Mr. Olsson’s ability to help shape DXL’s next chapter, contribute to DXL’s leadership position and growth opportunities, work across the organization to accelerate the Company’s omnichannel strategy, strengthen the customer experience, and bring greater energy and innovation to how the Company serves the big + tall customer.

The discussion of forward-looking information requires the management of DXL to make certain estimates and assumptions regarding DXL’s strategic direction and the effect of such plans on DXL’s financial results. DXL’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by DXL. DXL encourages readers of forward-looking information concerning DXL to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2026, its Amendment No. 1 to Annual Report on Form 10-K/A filed on May 26, 2026, its Amendment No. 1 to the Preliminary Proxy Statement on Schedule 14A filed on September 2, 2026, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and the direction of DXL, including risks relating to changes in consumer spending in response to economic factors; the impact of inflation with rising costs and high interest rates; the impact of tariffs; the impact of ongoing worldwide conflicts on the global economy; potential labor shortages; DXL’s ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends, and compete successfully in the U.S. men’s big and tall apparel market; and the proposed merger with FullBeauty Brands.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. DXL undertakes no obligation and expressly disclaims any duty to update such statements, except as otherwise required by applicable law.

Investor Relations Contact:
Investor.relations@dxlg.com
603-933-0541